Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CVRx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	1,043,959 (2)	$24.38 (4)	$25,451,720.42	0.00014760	$3,756.68
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	208,791 (3)	$24.38 (4)	$5,090,324.58	0.00014760	$751.34
Total Offering Amounts					$30,542,045.00		$4,508.02
Total Fee Offsets							$0
Net Fee Due							$4,508.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under 2021 Equity Incentive Plan (the “2021 Plan”) and the Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)	Represents additional shares of Common Stock that became issuable under the 2021 Plan as of January 1, 2024, by operation of an automatic annual increase provision therein.

(3)	Represents additional shares of Common Stock that became issuable under the ESPP as of January 1, 2024, by reason of an automatic annual increase provision therein.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $24.38, the average of the high and low price of the registrant’s common stock on February 2, 2024, as reported on the Nasdaq Stock Market, which is within five business days prior to filing this Registration Statement.